Exhibit 10.36

DTA Liability Discharge Agreement

This agreement is made and entered into as of January 20th, 2012 (the “Effective Date”) among Wells Timberland REIT, Inc. (the “REIT”) and Wells Timberland Operating Partnership, L.P. (the “Operating Partnership”) on behalf of themselves and their subsidiaries (collectively, the “Company”), and Wells Timberland Management Organization, LLC (the “Wells TIMO”).

WHEREAS, the Company had incurred liabilities to Wells TIMO, in the amount of approximately $25.1 million as of December 31, 2011 as listed on Exhibit A to this agreement, consisting of accrued but unpaid advisory fees and expense reimbursements (“DTA Liability”) pursuant to the terms of the advisory agreement by and among the Company and Wells TIMO, as it has been amended from time to time.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Wells TIMO hereby discharges the DTA Liability in full as of the Effective Date, and the Company acknowledges such discharge by Wells TIMO.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the Effective Date.

Wells Timberland Management Organization, LLC
By:	/s/ Brian Davis
Name:	Brian Davis
Title:	Chief Financial Officer

Wells Timberland REIT, Inc.
By:	/s/ Douglas Williams
Name:	Douglas Williams
Title:	Executive Vice President

Wells Timberland Operating Partnership L.P. By: Wells Timberland REIT, Inc., its general partner
By:	/s/ Douglas Williams
Name:	Douglas Williams
Title:	Executive Vice President

EXHIBIT A

Wells Timberland REIT, Inc. and Subsidiaries
DTA Liability Balance
December 31, 2011

Balance as of
12/31/2011

Asset Management Fees	$13,607,839.02
Administrative Expense Reimbursements	11,326,010.15
Contingent expense reimbursements abatement	(910,000)
Operating Expense Reimbursements	1,067,692.10
$25,091,541.27